Exhibit 99.1

Horizon Technology Finance Provides Operational and First Quarter 2020 Portfolio Update

- Originates $50.5 Million of New Loans -

- Eighth Consecutive Quarter of Portfolio Growth -

- Operational and Portfolio Update Related to COVID-19 -

Farmington, Connecticut – April 8, 2020 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon,” “We,” “Our” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today provided a preliminary assessment of COVID-19’s effect on the Company’s operations to-date, as well as its portfolio update for the first quarter ended March 31, 2020.

“During the first quarter, we originated $50.5 million in loans, recording our eighth consecutive quarter of portfolio growth,” said Gerald A. Michaud, President of Horizon. “We continue to prudently originate new loans that meet our current underwriting criteria in light of the impact of the coronavirus pandemic on the economy. We experienced liquidity events early in the quarter, which again demonstrated the power of our predictive pricing strategy. We believe we are adequately capitalized to navigate through the current environment and to continue to deliver value to our shareholders.”

COVID-19’s Preliminary Effects

Horizon’s foremost priority is to ensure the health and well-being of its team. To that end, as the COVID-19 pandemic situation unfolded in March, Horizon promptly activated its business continuity plans, and its team is working remotely, with operations continuing uninterrupted. As a result, Horizon is closely monitoring its current portfolio companies while continuing to source new venture debt investments.

•	Conservative Leverage / Strengthened Balance Sheet – Horizon proactively strengthened its balance sheet in 2019, prior to the COVID-19 pandemic, which allowed Horizon to lower its cost of capital, increase its liquidity and maintain leverage at the lower end of its targeted 80 to 120% range.

o	Liquidity – as of March 31, 2020, the Company had $51.6 million in available liquidity, consisting of $38.8 million in cash and money market funds, and $12.8 million in funds available under existing credit facility commitments. There was $45.0 million in outstanding principal balance under the $125.0 million revolving credit facility.

o	Leverage – as of December 31, 2019, the Company’s debt to equity leverage ratio was 84% and its asset coverage ratio for borrowed amounts was 219%.

o	Securitization – Horizon issued $100 million of asset-backed notes in 2019, which bear interest at a fixed interest rate of 4.21% per annum. The securitization effectively freed up capacity under the revolving credit facility and reduced Horizon’s cost of capital.

o	ATM – Under its previously established at-the-market sales program, during the first quarter ended March 31, 2020 and prior to the COVID-19-related volatility in the market, the Company sold 1,285,410 shares of common stock at an average price of $12.81 and received net proceeds of approximately $16.2 million.

o	Distributions – The Company previously declared monthly distributions of $0.10 per share payable in each of April, May and June 2020, as well as a special distribution of $0.05 per share payable April 15, 2020 and maintained undistributed spillover income of $0.42 per share as of December 31, 2019. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

•	Proactive Portfolio Management and Diverse Portfolio – Horizon has a diversified portfolio of development stage companies in the technology, life science and healthcare information and services industries. Horizon has always engaged with all of its venture debt portfolio companies on a regular and “as needed” basis. While development stage companies historically have been less susceptible to economic downturns than traditional middle market companies, the impact of the current financial disruption and economic contraction may affect capital raising for development stage companies.

•	Venture Debt Snapshot – The market volatility caused by the COVID-19 pandemic is ongoing and Horizon continues to closely monitor the economic environment. In the life sciences, technology, and healthcare information and services sectors in which Horizon typically invests, there also remain significant opportunities for investment despite the market dislocation. Accordingly, Horizon continues to source new portfolio investments in the market while remaining vigilant in maintaining its prudent underwriting criteria.

“We will continue to closely monitor the evolving economic landscape as it relates to our portfolio companies. At the same time, we will seek opportunities for companies to utilize our venture debt solutions,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We believe our strong balance sheet, closely managed portfolio, and deep management experience will help us navigate through these challenging times.”

First Quarter 2020 Portfolio Update

Originations

Horizon funded six loans during the first quarter of 2020 totaling $50.5 million:

•	$20.0 million to a new portfolio company, Castle Creek Biosciences, Inc., which develops and commercializes gene therapies for patients with rare and serious genetic diseases.
•	$15.0 million to a new portfolio company, an innovator in digital health and remote patient monitoring, focusing on providing cardiac monitors.
•	$10.0 million to a new portfolio company, an online program management partner dedicated to creating global access to high-quality online education.
•	$4.0 million to an existing portfolio company, CSA Medical, Inc., a developer of novel, patent-protected cryotherapy medical devices.
•	$1.1 million to an existing portfolio company, Betabrand Corporation, a crowdfunded online clothing community that designs, manufactures, and consistently releases new products.
•	$0.4 million to an existing portfolio company focused on the late-stage development and commercialization of drugs to treat cardiovascular diseases.

Liquidity Events

Horizon experienced liquidity events from five portfolio companies in the first quarter of 2020, including principal prepayments of $16.4 million and warrant proceeds of $5.4 million, compared to $22.3 million of principal prepayments and $2.0 million of warrant proceeds during the fourth quarter of 2019:

•	In January, Sys-Tech Solutions, Inc. (“Sys-Tech”) closed a sale transaction from which Horizon received proceeds of $2.3 million in connection with the termination of Horizon's warrants in Sys-Tech.
•	In January, Horizon sold its equity in Palatin Technologies, Inc. (“Palatin”). Horizon continues to hold warrants in Palatin.
•	In February, Horizon received proceeds of $0.4 million upon the sale of its equity and exercise and sale of its warrants in Revance Therapeutics, Inc.
•	In February, Bridge2 Solutions, LLC (“Bridge2”) paid the outstanding principal balance of $14.5 million on its venture loan, plus interest and end-of-term payment. Horizon also received proceeds of approximately $2.8 million in connection with the termination of Horizon’s warrants in Bridge2.
•	In March, Verve Wireless, Inc. prepaid its outstanding principal balance of $1.9 million on its venture loan, plus interest, end-of-term payment, prepayment fee and additional fees.

Joint Venture Activity

During the first quarter of 2020, Bridge2 prepaid its outstanding principal balance of $0.5 million on its venture loan, plus interest and end-of-term payment. The joint venture also received proceeds of $0.04 million from the termination of its warrants in Bridge2.

Principal Payments Received

During the first quarter of 2020, Horizon received regularly scheduled principal payments on investments totaling $4.2 million, compared to regularly scheduled principal payments totaling $4.3 million during the fourth quarter of 2019.

Commitments

During the first quarter ended March 31, 2020, Horizon closed new loan commitments totaling $55.0 million to three companies, compared to new loan commitments of $88.0 million to six companies in the fourth quarter of 2019.

Pipeline

As of March 31, 2020, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $44.2 million to ten companies. This compares to a Committed Backlog of $49.5 million to ten companies as of December 31, 2019. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Capital Markets Activity – Warrant and Equity Portfolio

As of March 31, 2020, Horizon held a portfolio of warrant and equity positions in 70 portfolio companies, including 58 private companies, which provides the potential for future additional returns to Horizon’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Brian Ruby

brian.ruby@icrinc.com

(203) 682-8268